As filed with the Securities and Exchange Commission on August 11, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Protara Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-4580525
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

345 Park Avenue South, Third Floor

New York, New York 10010

(Address of Principal Executive Offices) (Zip Code)

2024 Equity Incentive Plan, as amended

(Full title of the plans)

Jesse Shefferman

President and Chief Executive Officer

Protara Therapeutics, Inc.

345 Park Avenue South, Third Floor

New York, New York 10010

(Name and address of agent for service)

(646) 844-0337

(Telephone number, including area code, of agent for service)

Copies to:

Mary J. Grendell, Esq.	Jennifer L. Lee P.C.
Chief Legal and Compliance Officer	Kirkland & Ellis LLP
Protara Therapeutics, Inc.	601 Lexington Avenue
345 Park Avenue South, Third Floor	New York, New York 10022
New York, New York 10010	(212) 446-4800
(646) 844-0337

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

EXPLANATORY NOTE

Protara Therapeutics, Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 (the “Registration Statement”) for the purpose of registering an additional 5,750,000 shares of common stock (the “Common Stock”) under the Registrant’s 2024 Equity Incentive Plan, (the “2024 EIP”), including 750,000 shares of Common Stock that may again become available for delivery with respects to awards under the 2024 EIP pursuant to the share counting and share recycling terms of the 2024 EIP, pursuant to an amendment to the 2024 EIP adopted by the Registrant’s Board of Directors on April 8, 2026 and approved by the stockholders of the Registrant at the Annual Meeting held on June 12, 2026.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

This Registration Statement is being filed for the purpose of increasing the number of securities of the same class as other securities for which a Registration Statement of the Registrant on Form S-8 relating to the same employee benefit plan is effective. The Registrant previously registered shares of its Common Stock for issuance under the 2024 EIP under Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on August 6, 2024 (File No. 333-281286) and August 11, 2025 (File No. 333-289494). Pursuant to General Instruction E to Form S-8, this Registration Statement hereby incorporates by reference the contents of the Registration Statements referenced above.

The Registrant hereby also incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the SEC (other than portions of Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits related to such items or other portions of documents filed with the SEC which were furnished, but not filed, pursuant to applicable rules promulgated by the SEC):

●	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 10, 2026 (including those portions of our Proxy Statement for our 2026 Annual Meeting of Stockholders filed with the SEC on April 28, 2026 that are deemed to be incorporated by reference therein);

●	the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026 filed with the SEC on May 13, 2026 and August 11, 2026, respectively; and

●	the Company’s Current Reports on Form 8-K filed on February 24, 2026 (only with respect to the items “filed” and not “furnished”), June 15, 2026, and June 29, 2026; and

●	the description of the Company’s common stock contained in the registration statement on Form 8-A filed with the SEC on October 16, 2014, including any amendments or reports filed for the purposes of updating this description.

In addition, all reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4. Description of Securities.

Not applicable.

ITEM 5. Interests and Named Experts and Counsel.

Not applicable.

ITEM 6. Indemnification of Directors and Officers.

The Registrant’s certificate of incorporation and bylaws provide for indemnification of the Registrant’s directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the Registrant’s certificate of incorporation, bylaws and the Delaware General Corporation Law, or DGCL, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may include a provision that eliminates or limits the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision shall not eliminate or limit the liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the Company or its stockholders, (ii) a director or officer for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) a director under Section 174 of the DGCL (which provides for liability of directors for unlawful dividends or distributions or unlawful stock repurchases or redemptions), (iv) a director or officer for any transaction from which the director or officer derives an improper personal benefit or (v) an officer in any action by or in the right of the corporation. The Registrant’s certificate of incorporation includes such a provision. As a result of this provision, the Registrant and its stockholders may be unable to obtain monetary damages from a director or officer for breach of his or her duty of care.

As permitted under the DGCL, the Registrant has entered into indemnification agreements with each of its directors and executive officers that require the Registrant to indemnify such persons against any and all expenses (including attorneys’, witness or other professional fees), and unless in connection with a proceeding by or in the right of the Registrant, any and all judgments, fines and amounts paid in settlement, actually and reasonably incurred by such persons or on such persons’ behalf in connection with any proceeding, whether actual or threatened, to which any such person may be involved as a party or otherwise by reason of the fact that such person is or was a director or an executive officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee, agent or fiduciary of another enterprise, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Under these agreements, the Registrant is not required to provide indemnification for certain matters, including:

●	indemnification beyond that permitted by applicable law;

●	except as provided in the indemnification agreements, an accounting of profits made from the purchase and sale (or sale and purchase) by such director or executive officer of securities of the Registrant within the meaning of Section 16(b) of the Securities Exchange Act of 1934 or similar provisions of state statutory law or common law;

●	except as provided in the indemnification agreements, any reimbursement of the Registrant by such director or executive officer of any bonus or other incentive-based or equity-based compensation or of any profits realized by such director or executive officer from the sale of securities of the Registrant, as required in each case under the Exchange Act;

●	except as provided in the indemnification agreements, any reimbursement of the Registrant by such director or executive officer of any bonus or other incentive-based or equity-based compensation or of any profits realized by such director or executive officer from the sale of securities of the Registrant, as required in each case under the Exchange Act; or

●	except as provided in the indemnification agreements, in connection with any proceeding initiated by such director or executive officer, unless (i) the Registrant’s board of directors authorized the proceeding prior to its initiation or (ii) the Registrant provides the indemnification, in its sole discretion, pursuant to the powers vested in the Registrant under applicable law.

The indemnification agreements also set forth certain procedures, presumptions and remedies that will apply in the event of a claim for indemnification thereunder.

ITEM 7. Exemption from Registration Claimed.

Not applicable.

ITEM 8. Exhibits.

Exhibit Number	Description

4.1	Sixth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on October 27, 2014).

4.2	Certificate of Amendment to the Sixth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on January 10, 2020).

4.3	Second Certificate of Amendment to the Sixth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.3 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on May 13, 2020).

4.4	Third Certificate of Amendment to the Sixth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.4 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 11, 2026).

4.5	Composite Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.7 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 11, 2026).

4.6	Second Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on August 3, 2017).

4.7	Certificate of Designation of Preferences, Rights and Limitations of Series 1 Convertible Preferred Stock (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on January 10, 2020).

4.8	Certificate of Amendment to the Certificate of Designation of Preferences, Rights and Limitations of Series 1 Convertible Non-Voting Preferred Stock (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on September 23, 2020).

4.9	Registration Rights Agreement, dated as of September 23, 2019, by and among the Registrant and the institutional investors named therein (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K, filed with the Commission on September 24, 2019).

4.10	Registration Rights Agreement, dated April 5, 2024 (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K, filed with the Commission on April 5, 2024).

4.11	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on January 10, 2020).

5.1*	Opinion of Kirkland & Ellis LLP.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

99.1	2024 Equity Incentive Plan (incorporated by reference to Exhibit 99.1 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 6, 2024).

99.2	2024 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 11, 2025).

99.3	Amendment No. 1 to the Company’s 2024 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 11, 2026).

107*	Filing Fee Table.

*	Filed herewith.

ITEM 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on August 11, 2026.

PROTARA THERAPEUTICS, INC.

By:	/s/ Jesse Shefferman
Jesse Shefferman
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jesse Shefferman, Patrick Fabbio and Mary J. Grendell, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Jesse Shefferman	President and Chief Executive Officer and Director	August 11, 2026
Jesse Shefferman	(Principal Executive Officer)

/s/ Patrick Fabbio	Chief Financial Officer	August 11, 2026
Patrick Fabbio	(Principal Financial Officer)

/s/ Hannah Fry	Vice President, Controller	August 11, 2026
Hannah Fry	(Principal Accounting Officer)

/s/ Luke Beshar	Chairman of the Board of Directors	August 11, 2026
Luke Beshar

/s/ Barry Flannelly	Director	August 11, 2026
Barry Flannelly, Pharm.D.

/s/ Roger Garceau	Director	August 11, 2026
Roger Garceau, M.D.

/s/ Jane Huang	Director	August 11, 2026
Jane Huang, M.D.

/s/ Richard Levy	Director	August 11, 2026
Richard Levy, M.D.

/s/ Gregory P. Sargen	Director	August 11, 2026
Gregory P. Sargen

/s/ Cynthia Smith	Director	August 11, 2026
Cynthia Smith

/s/ Michael Solomon	Director	August 11, 2026
Michael Solomon, Ph.D.